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                                                                   Exhibit 10.34



                       [MYCO PHARMACEUTICALS INC. LETTERHEAD]




                                                  William E. Timberlake, Ph.D.
                                                  Vice President for Research
                                                  March 12, 1993



Dr. Yigal Koltin
16 B Hasha-alom Street
Hod Hasharon
45204, ISRAEL


Dear Yigal:

We are excited about the possibility of your joining us as a scientist and a leader of Myco Pharmaceuticals. On the basis of our discussions and those you have had with Barry and members of the Board of Directors, I am particularly positive about the excellent match of your background, career goals and vision with the mission of our company. You have been a key to the development of the company since its inception and now have the opportunity to play an even greater and more direct role in its success. We are pleased to offer you the position of Director, Molecular Biology for Myco Pharmaceuticals Inc. Terms of the offer are as follows:

Responsibilities: Implementation of a comprehensive molecular biology program aimed at exploiting basic knowledge of fungal biology and genetics for the development of novel and proprietary anti-infective agents; identification and testing of novel drug targets in fungi and other organisms; development and initial characterization of proprietary fungal strains and screening strategies; recruitment and leadership of staff to design, execute, effectively interpret and communicate scientific experiments related to your specific responsibilities; development and oversight of specific, Myco-supported, academic projects related to your areas of responsibility. You will also be considered for leadership of key projects. In the future you will be considered for other executive responsibilities.

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You will need to recommend goals and strategies for your division to achieve the objectives and mission of the company. We will count on you to develop the people in your group. You will ensure effective and cooperative interaction between your group and other units of the company.

Salary: $125,000/year ($10,417/month). You may receive merit increases based on your and the Company's performance. Your consulting fee as a member of the Science Advisory Board will terminate at the time of your employment.

Bonus: An annual bonus may be paid as determined by your performance and that of the company. Compensation may be in the form of stock or cash for any bonus awarded.

Equity: Options for 30,000 shares of stock will be made available to you at a price of $0.20 per share. These shares will vest over a period of five years based on attainment of yearly milestone objectives for your division, agreed upon by you and me prior to the beginning of each year. This is in addition to the 180,000 shares and options under existing terms presently available as a founding member of the Scientific Advisory Board.

Relocation Allowance:  Up to $30,000 for relocation expenses.

Other Benefits: You will receive life insurance, disability insurance, family medical benefits and vacation to the extent you qualify for these benefits and as established by the company for its executives.

Timing: We would like you to begin no later than June 1, 1993. We recognize that you will likely seek a leave of absence from your university to allow for completion of the activities of students who you currently supervise and to shut down the operations of your laboratory there. You and Myco will make all reasonable efforts to facilitate and complete this transition within a year. Research funds provided to you by the Company will be phased out beginning at the time of your employment according to a schedule agreed upon by you and me.

This offer is subject to your successfully passing a medical physical exam which is requested of all staff at the level of Director and above. The offer is also subject to final Board of Director approval and execution of our standard confidentiality and non-competition agreement.

The values and goals you have expressed to me during our conversations and over the past year of interactions with others in Myco convince me that we

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can accomplish terrific results together. I think this is an opportunity for you to see your creative abilities and knowledge put to great use in the development of new drugs. I am genuinely excited by the possibility of having you as a colleague within the company. We look forward to a positive response to this offer. Please sign one copy of this letter to indicate your acceptance of the terms of employment and return it to me within the next two weeks. Yigal, we look forward to your leadership in Myco Pharmaceuticals and to working with you in the near future.

                                        Sincerely,

                                        /s/ William E. Timberlake
                                        ----------------------------
                                        William E. Timberlake, Ph.D.



I have read and agree with the terms as set forth above.


/s/ Y. Koltin                        March 18, 1993
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Yigal Koltin, Ph.D.                     Date